Exhibit 99.1

Contact:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

FOR IMMEDIATE RELEASE

Cypress’s Board of Directors Adds $300 Million to Stock Buyback Program

SAN JOSE, Calif., February 22, 2008 – Cypress Semiconductor Corp. (NYSE: CY) today announced that its Board of Directors has authorized the company to add an additional $300 million to its authorized stock repurchase program, doubling the size of the program announced by Cypress in January 2007 to $600 million. The authorization allows Cypress to purchase its common stock, its outstanding 1% Convertible Senior Notes due September 15, 2009 or to enter into equity derivative transactions related to its common stock. The timing and actual amount expended with the new funds will depend on a variety of factors including the market price of the company’s common stock, regulatory and contractual requirements and other market factors.

To date, the company has purchased 12.2 million shares of stock at a cost of $269 million under this buyback program, leaving $331 million available for additional expenditure.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Cypress and the Cypress logo, PSoC and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, WirelessUSB and West Bridge are trademarks of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners